Exhibit 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

CHEMICAL FINANCIAL CORPORATION
COMPLETES ACQUISITION OF NORTHWESTERN BANCORP, INC.

Midland, MI, October 31, 2014 --- Chemical Financial Corporation (“Chemical”) (Nasdaq: CHFC), the holding company for Chemical Bank, today announced that it has completed its previously announced acquisition of Northwestern Bancorp, Inc. (“Northwestern”), the holding company for Northwestern Bank. Upon closing, Northwestern Bank was consolidated with and into Chemical Bank and all Northwestern Bank locations will now operate as Chemical Bank locations. Subsequent to the closing, Chemical had, on a pro forma basis as of September 30, 2014, $7.4 billion in assets, $5.5 billion in loans, and $6.2 billion in deposits in 182 branches across 46 counties in southwestern, central and northern Michigan. Chemical also had, on a pro forma basis as of September 30, 2014, $2.1 billion of mortgage loans sold and serviced for others, in addition to one of the state's largest wealth management businesses with approximately $4.5 billion in assets under management.
“We are delighted to welcome Northwestern Bank customers and Dan Terpsma and his talented team of Northwestern colleagues to the Chemical family,” said David B. Ramaker, Chairman, Chief Executive Officer and President of Chemical Financial Corporation. “This is a great strategic partnership - our institutions and teams share the same cultural traits as well as a community banking philosophy that includes experienced local management, capital strength, community directors and an underlying commitment to employees, customers and the Michigan communities we serve.”
“The completion of this transaction represents another milestone in Chemical's growth trajectory and our most significant expansion into northwestern Michigan. We believe Chemical now has a leading position in northern Michigan having gained entry into several dynamic new markets where our robust product and service offerings, especially on the lending side, will offer meaningful growth opportunities. Moreover, Northwestern's productive fee-based businesses, including wealth management and residential mortgage origination and servicing, should help fuel fee income growth throughout our entire footprint,” added Ramaker.
In approving the merger, federal regulators did not require any branch divestitures; however, Chemical will be consolidating 4 branches in the Gaylord, Houghton Lake and Cadillac communities where Chemical and Northwestern have overlapping branches.
Chemical paid $121 million for Northwestern and anticipates that the transaction, with cost savings fully phased in, will be accretive to earnings. Northwestern’s data processing platform will be converted to the Chemical platform in early November, 2014. In addition to $2.2 million in non-recurring transaction-related expenses already reported by Chemical through the end of the third quarter of 2014, the Company anticipates it will incur additional pre-tax transaction-related and integration expenses of approximately $3.6 million during the fourth quarter of 2014.
Chemical was advised by the investment banking firms of Keefe, Bruyette & Woods and Donnelly, Penman & Partners and the law firm of Warner Norcross & Judd LLP. Northwestern was advised by the investment banking firm of Sandler O'Neill & Partners L.P. and the law firm of Silver, Freedman, Taff & Tiernan LLP.
About Chemical Financial Corporation
Chemical Financial Corporation is the second largest bank holding company headquartered and operating branch offices in Michigan. Chemical operates through a single subsidiary bank, Chemical Bank, with 182 banking offices spread over 46 counties in southwestern, central and northern Michigan. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about Chemical is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements
This report contains forward-looking statements regarding Chemical's outlook or expectations with respect to the acquisition of Northwestern, including expected cost savings, expected transaction-related and integration expenses and the impact of the transaction on Chemical's future performance. Words and phrases such as "growth opportunities," "anticipates," "estimates," "expects," "planned," "approximately," "strategic," "should," "will," and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Risk factors relating to both the transaction and the integration of Northwestern into Chemical after closing include, without limitation:

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The transaction may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

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The integration of Northwestern's business and operations into Chemical, which will include conversion of Northwestern's operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Northwestern's or Chemical's existing businesses.

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Chemical's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Chemical may incur more credit losses from Northwestern’s loan portfolio than expected and deposit attrition may be greater than expected.

Risk factors also include, but are not limited to, the risk factors described under "Risk Factors" (including the risk factors under the heading "Risk Factors - Risks Related to the Pending Merger with Northwestern") in Chemical's Prospectus Supplement, dated June 19, 2014, and in Item 1A of Chemical’s Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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